Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Form S-3 Registration Statement of our report dated March 27, 2018, relating to the consolidated balance sheets of ClearSign Combustion Corporation and subsidiary (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, which is incorporated by reference in the Registration Statement. Our report contains an emphasis of a matter paragraph regarding the Company’s liquidity.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Gumbiner Savett Inc.

August 31, 2018

Santa Monica, California